Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President and CFO

(540) 829-1603

farrarj@vfgi.net

Virginia Financial Group Declares Dividend

CULPEPER, VA, July 28, 2005 — Virginia Financial Group, Inc. (NASDAQ: VFGI) announced today that it’s Board of Directors has declared a quarterly dividend of $.21 per share, payable on August 26, 2005 to shareholders of record as of August 5, 2005. Dividends per share of $.62 for the first three quarters of 2005 represents a 6.9% increase over the $.58 per share paid for the first three quarters of 2004.

Virginia Financial Group, with $1.5 billion in assets, is one of the largest Virginia based community bank holding companies. It is the parent company for Planters Bank & Trust Company of Virginia – in Staunton; Second Bank & Trust – in Culpeper; Virginia Heartland Bank – in Fredericksburg and Virginia Commonwealth Trust Company – in Culpeper. The Company is a traditional community banking provider, offering a full range of business and consumer banking services including trust and asset management services via its trust company affiliate. The organization maintains a network of thirty-five branches serving Central and Southwest Virginia. It also maintains five trust and investment service offices in its markets, and loan production offices located in Charlottesville and Lynchburg. For more investor information, please visit our website at www.vfgi.net.